Exhibit 99.1

NEOGENOMICS, INC.

PRESS RELEASE

FOR IMMEDIATE RELEASE

NeoGenomics Enters Into Exclusive Worldwide Licensing Agreement

With Health Discovery Corporation

Ft. Myers, Florida – January 9, 2012 - NeoGenomics, Inc. (NASD OTC BB: NGNM), a leading provider of cancer-focused genetic testing services, announced today that it has licensed from Health Discovery Corporation (“HDC”, OTCBB: HDVY) the exclusive worldwide rights to utilize HDC’s extensive intellectual property portfolio to develop laboratory developed tests (“LDTs”) and other products relating to hematopoietic and solid tumor cancers.

HDC owns intellectual property and know how, including some 90 issued and pending patents, related to support vector machine (SVM), recursive feature elimination (SVM-RFE), fractal genomic modeling (FGM) and other pattern recognition technology as well as certain patents relating to digital image analysis, biomarker discovery, and gene and protein-based diagnostic, prognostic, and predictive testing.

Under the terms of the License Agreement, NeoGenomics was granted an exclusive worldwide license to HDC’s technology, subject to certain limitations, to use, develop, make, have made, modify, sell, and commercially exploit products and services in the fields of laboratory testing, molecular diagnostics, clinical pathology, anatomic pathology and digital image analysis relating to the development, marketing production or sale of any LDTs or other products used for diagnosing, ruling out, predicting a response to treatment, and/or monitoring treatment of any or all hematopoietic and solid tumor cancers excluding cancers affecting the retina and breast cancer (collectively, the “Field”).

The License Agreement will allow NeoGenomics to develop and sell any gene, gene-product or protein-based LDTs based on HDC’s technology in the Field and provides for sublicensing rights and the assignment of the License Agreement, in whole or in part, at the discretion of NeoGenomics. The License Agreement further provides NeoGenomics with access to certain HDC personnel and consulting resources in the fields of mathematics and in genetic and molecular test development. The licensed technology also includes, among other things, certain tests, algorithms and computer software which have already been developed by HDC.

NeoGenomics paid $1 million in cash and issued 1,360,000 shares of common stock to HDC in upfront licensing fees. In addition, NeoGenomics will make milestone payments, in cash or stock, based on sublicensing revenue and revenue generated from products and services developed as a result of the Agreement. Milestone payments will be in increments of $500,000 for every $2 million in revenue recognized by NeoGenomics up to a total of $5 million in total milestone payments. After $20 million in cumulative revenue has been recognized, NeoGenomics will pay a royalty of 6.5% on product sales and will share profits from sub-licensing arrangements.

Doug VanOort, Chairman and CEO of NeoGenomics, commented, “Our agreement with HDC is an important strategic building block for NeoGenomics. We are executing well on the fundamentals of providing high-quality service, and have developed strong market-based partnerships with leading pathologists and clinicians. The ability to develop and successfully market innovative and proprietary genetic and molecular-based tests is an important third element of our strategy. This Agreement provides the tools and resources necessary for NeoGenomics to execute on this essential strategic initiative.”

Mr. VanOort continued, “Initially, we plan to focus on developing LDTs for the detection of prostate, pancreatic and colon cancer. We also plan to develop interpretation software targeted at automating cytogenetics and flow cytometry analysis. Our new Chief Medical Officer, Dr. Maher Albitar, who recently served as Chief Medical Officer for HDC, has significant experience working with HDC’s technology and in developing new genetic and molecular tests.”

Mr. VanOort concluded, “We have gained strong momentum in the marketplace over the past few quarters. Now, we are very focused on solidifying our gains and capitalizing on future opportunities available to us. With demographic changes in our country driving a significant increase in the prevalence of cancer and the possibilities offered by personalized medicine, it is an ideal time for us to invest even more in new genetic test development.”

About NeoGenomics, Inc.

NeoGenomics, Inc. is a high-complexity CLIA–certified clinical laboratory that specializes in cancer genetics diagnostic testing, the fastest growing segment of the laboratory industry. The company’s testing services include cytogenetics, fluorescence in-situ hybridization (FISH), flow cytometry, immunohistochemistry, morphology studies, anatomic pathology and molecular genetic testing. Headquartered in Fort Myers, FL, NeoGenomics has labs in Nashville, TN, Irvine, CA and Tampa and Fort Myers, FL. NeoGenomics services the needs of pathologists, oncologists, urologists and other clinicians, and hospitals throughout the United States. For additional information about NeoGenomics, visit http://www.neogenomics.com.

Forward Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements. These forward looking statements involve a number of risks and uncertainties that could cause actual future results to differ materially from those anticipated in the forward looking statements. Actual results could differ materially from such statements expressed or implied herein. Factors that might cause such a difference include, among others, the company’s ability to continue gaining new customers, offer new types of tests, and otherwise implement its business plan. As a result, this press release should be read in conjunction with the company’s periodic filings with the SEC.

For further information, please contact:

NeoGenomics, Inc.	Hawk Associates, Inc.
Steven C. Jones	Ms. Julie Marshall
Director of Investor Relations	(305) 451-1888
(239) 325-2001	neogenomics@hawkassociates.com
sjones@neogenomics.com

3